Exhibit (h)(28)
WAIVER AND AMENDMENT No. 1
to the
Capital Protection Agreement
     This amendment and waiver (the “Waiver and Amendment”) is made as of November 8 2012, among BNP Paribas Prime Brokerage Inc. (the “Capital Protection Provider” and “Agent”), and Janus Aspen Series (the “Trust”), on behalf of its series, Janus Aspen Protected Series – Growth (the “Fund”).
     WHEREAS, the Trust, the Fund, the Agent, Janus Capital Management LLC and BNP Paribas are parties to a Capital Protection Agreement dated as of January 3, 2012 (the “Capital Protection Agreement;” undefined capitalized terms used herein shall have the meanings assigned thereto in the Capital Protection Agreement);
     WHEREAS, pursuant to Section 5.01(i) of the Capital Protection Agreement, if the Fund is required to post collateral to any counterparty pursuant to a Derivatives Transaction, the Fund is required to have the collateral held for the benefit of the counterparty in an account of the Fund maintained with a third-party bank, securities intermediary or trust company which (i) is unaffiliated to such counterparty and (ii) has assets of at least $10 billion and a long-term debt rating or deposit rating of not less than “A” from S&P or “A2” from Moody’s;
     WHEREAS, prior to the date hereof, the Fund posted margin for futures directly with Goldman, Sachs & Co. (or any Affiliate thereof) and did not have the collateral held in a third-party bank, securities intermediary or trust company in compliance with Section 5.01(i) of the Capital Protection Agreement (each such direct posting of margin being a “Specified Transactions”);
     WHEREAS, pursuant to Section 5.01(b) and subsection (xii) of Schedule II of the Capital Protection Agreement, the Fund is required to deliver certain reports (the “Relevant Reports”) to the Capital Protection Provider on or before 3:00 a.m., 9:45 a.m. and 2:00 p.m. New York City time (the “Applicable Deadlines”);
     WHEREAS, prior to the date hereof, the Fund from time to time delivered the Relevant Reports after the Applicable Deadlines (the “Specified Reporting Delays”);
     WHEREAS, the Fund has requested that (a) the Capital Protection Provider waive any non-compliance by the Fund with Section 5.01(i) prior to the date hereof with respect to the Specified Transactions and to amend Section 5.01(i) to permit the Fund to post required margin for futures directly with a futures commission merchant if, and to the extent that, applicable Law requires such margin to be posted directly with such futures commission merchant, (b) the Capital Protection Provider amend Section 5.01(i) to reduce the minimum credit ratings of banks and securities intermediaries permitted to hold collateral posted by the Fund in connection with Derivatives Transactions, and (c) the Capital Protection Provider waive any non-compliance by the Fund with Section 5.01(b) and subsection (xii) of Schedule II prior to the date hereof with respect to the Specified Reporting Delays and to amend subsection (xii) of Schedule II to permit the

Fund to deliver the Relevant Reports by 3:30 a.m., 10:15 a.m. and 2:30 p.m. (New York City time);
     WHEREAS, the Fund and the Capital Protection Provider also desire to replace Appendix C and Appendix D to the Capital Protection Agreement with Appendix C and Appendix D to this Waiver and Amendment.
     NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund, the Capital Protection Provider and the Agent agree as follows:
     1. Amendments. Effective as of the date first above written and subject to the execution of this Waiver and Amendment by the parties hereto, the Capital Protection Agreement is hereby amended as follows:
     (a) Definitions. Section 1.01 is hereby amended by adding the following definitions in the appropriate alphabetical order:
     “CEA” means the U.S. Commodity Exchange Act, as amended, and the rules and regulations thereunder.
     “FCM” means a “futures commission merchant” as defined in the CEA that is registered with the Commodity Futures Trading Commission.
     (b) Margin. Section 5.01(i) is hereby amended and restated as follows:
     “(i) Margin. If the Fund is required to post collateral to, or receive collateral from, any counterparty pursuant to a Derivatives Transaction, the Fund shall ensure that such collateral is held for the benefit of the counterparty in an account of the Fund maintained with a third-party bank, securities intermediary or trust company which (i) is unaffiliated to such counterparty and (ii) has assets of at least $10 billion and a long term debt rating of not less than “A-”, if rated by S&P, or “A3”, if rated by Moody’s; provided, that the Fund may post required margin for futures transactions directly with the counterparty if the counterparty is a FCM and applicable Law requires such margin to be posted directly with such FCM.”
     (c) Schedule II. Subsection (xii) of Schedule II is hereby amended to replace “3:00 a.m.” with “3:30 a.m.”, “9:45 a.m.” with “10:15 a.m.”, and “2:00 p.m.” with “2:30 p.m.” .
     (d) Appendix A. The seventh (7th) paragraph of the General Limits set forth in Appendix A is hereby amended by replacing the words “the Notional Value thereof” in clause (b) thereof with the words “the market value thereof”.
     (e) Appendix C and Appendix D. Appendix C and Appendix D are hereby amended and restated in their entirety with Appendix C and Appendix D attached hereto.

     2. Waiver. Effective as of the date first written above and subject to the execution of this Waiver and Amendment by the parties hereto, the Capital Protection Provider hereby waives (a) any non-compliance of Section 5.01(i) prior to the date hereof with respect to Specified Transaction to the extent the Specified Transactions were in compliance with the proviso to Section 5.01(i) as amended by this Waiver and Amendment, and (b) any non-compliance of Section 5.01(b) and subsection (xii) of Schedule II prior to the date hereof with respect to any Specified Reporting Delays.
     3. Representations. Each party hereto makes, as of the date of this Waiver and Amendment, all representations set forth below:
          (a) Each party hereto has all requisite power and authority to execute and deliver this Waiver and Amendment, and this Waiver and Amendment has been duly authorized, executed an delivered by each such party hereto and is enforceable against such party in accordance with its terms; and
          (b) Any authorization, approval, consent, waiver or other action by, notice to, or filing, qualification or declaration with, any governmental or regulatory authority or body or other person required for the due execution, delivery or performance of this Waiver and Amendment by each party has been duly obtained or made and is in full force and effect.
     4. Reference to and Effect on the Capital Protection Agreement
          (a) Upon the effectiveness of Section 1 hereof, each reference in the Capital Protection Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Capital Protection Agreement as amended and modified hereby, and each reference to the Capital Protection Agreement in any other document, instrument or agreement shall mean and be a reference to the Capital Protection Agreement as modified hereby.
          (b) The Capital Protection Agreement, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
          (c) Except as expressly provided herein, the execution, delivery and effectiveness of this Waiver and Amendment shall not operate as a waiver of any right, power or remedy of the Capital Protection Provider or the Agent, nor constitute a waiver of any provision of the Capital Protection Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.
     5. GOVERNING LAW. THIS WAIVER AND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE OTHER REMAINING TERMS OF THE CAPITAL PROTECTION AGREEMENT AND THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

     6. Paragraph Headings. The paragraph headings contained in this Waiver and Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement among the parties hereto.
     7. Counterparts. This Waiver and Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be executed and delivered by their respective authorized officers as of the date appearing in the first paragraph above.

JANUS ASPEN SERIES, on behalf of its series, Janus Aspen Protected Series — Growth
By:	/s/ Stephanie Grauerholz-Lofton
	Name:	Stephanie Grauerholz-Lofton
	Title:	Vice President

BNP PARIBAS PRIME BROKERAGE INC., as Capital Protection Provider and Agent
By:	/s/ Jeffrey Lowe
	Name:	Jeffrey Lowe
	Title:	Managing Director

By:	/s/ Raphael Masgnaux
	Name:	Raphael Masgnaux
	Title:	Managing Director